Exhibit 10.2.b
AMENDMENT NO. 1
TO THE
2005 CEDAR SHOPPING CENTERS, INC.
DEFERRED
COMPENSATION PLAN
          WHEREAS, Cedar Shopping Centers, Inc. (the “Company”) has adopted the 2005 Cedar Shopping Centers, Inc. Deferred Compensation Plan (the “Plan”); and
          WHEREAS, Section 8.1 of the Plan permits the Board of Directors of the Company to amend the Plan; and
          WHEREAS, the Board of Directors of the Company now desires to amend the Plan as set forth below;
          NOW, THEREFORE, the Plan is hereby amended as follows:
1.	The following new definitions of “Share Bonus”, “Share Bonus Deferral” and “Share Deferral” are hereby added to Section 1.1 of the Plan as follows:
“Share Bonus” shall mean any Shares awarded to a Participant by the Company with respect to a Plan Year that are designated by the Company as a part of the Participant’s annual bonus for such Plan Year, whether or not actually paid during such Plan Year, determined before giving effect to any Share Bonus Deferral made hereunder, but only to the extent such Shares awarded would qualify as “performance-based compensation” for purposes of Section 409A of the Code and the regulations thereunder.”
“Share Bonus Deferral” shall mean the deferral of all or a portion of a Participant’s Share Bonus in the manner described in Section 4.1(a)(ii) hereof.”
“Share Deferral” shall mean the deferral of Shares by a Participant under the Plan in the manner described in Section 4.1(a)(i) hereof.
2.	The following new subsection (d) is hereby added to Section 3.1 of the Plan as follows:

“Notwithstanding any other provision of the Plan to the contrary, Nancy Mozzachio shall be permitted to change the amount of her Cash Bonus Deferral election with respect to her 2006 Cash Bonus that will be paid in 2007, provided such change in election is made (on a form, and in the manner, prescribed by the Administrator) and received by the Administrator on or prior to December 31, 2006. Any prior election made by her with respect her 2006 Cash Bonus shall immediately become null and void and superseded in its entirety.”
3.	The following clauses (i), (ii), (iii) and (iv) are hereby added at the end of Section 4.1(a) of the Plan as follows:
“(i) Share Deferral. Notwithstanding the foregoing, for each Plan Year, each Participant may elect to defer some or all of the Shares awarded to such Participant by the Company with respect to such Plan Year. Any such election must be made in writing (on a form, and in the manner, prescribed by the Administrator) no later than the end of the Plan Year preceding the beginning of the Plan Year with respect to which such Shares are awarded to the Participant; provided, however, that in the case of an individual who first becomes an employee or director of the Company during a Plan Year, an election to defer his Shares which are awarded for services to be performed with respect to the balance of such Plan Year (and after the date he makes such an election) may be made within thirty (30) days of his becoming a Participant.
(ii) Share Bonus Deferral. Notwithstanding the foregoing, on or before June 30th of any Plan Year, each Participant may elect to defer all or a part of the Share Bonus, if any, awarded with respect to such Plan Year; provided, however, that in the case of an individual who first becomes an employee or director of the Company after June 30th of a Plan Year, an election to defer his Share Bonus with respect to such Plan Year may be made within thirty (30) days of his becoming a Participant, but only with respect to the portion of such Share Bonus that is no greater than the total amount of the Share Bonus multiplied by the ratio of the number of days remaining in the performance period after the election is made over the total number of days in the performance period. Any such election must be made in writing (on a form, and in the manner, prescribed by the Administrator).
(iii) Except as otherwise set forth herein, any Share Deferral or Share Bonus Deferral made by a Participant pursuant to clause (i) or (ii) above shall be treated as a “Share Deferral Award” for all purposes of the Plan.

(iv) For purposes of this Section 4.1(a), Shares awarded to a Participant with respect to a Plan Year shall be considered awarded with respect to such Plan Year, regardless of whether they are actually paid in such Plan Year or in a later Plan Year.”
4.	This Amendment shall be effective as of December 21, 2006.

5.	Except to the extent hereinabove set forth, the Plan shall remain in full force and effect.
          IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Amendment to be executed by a duly authorized officer of the Company this 21st day of December, 2006.

CEDAR SHOPPING CENTERS, INC.
By:	/s/ LEO S. ULLMAN
	Name:	Leo S. Ullman
	Title:	President